Exhibit 99.1

200 Holleder Parkway, Rochester, New York 14615

CONTACT:	Investors and Media: Felix Veksler
Senior Director, Investor Relations
ir@monro.com

FOR IMMEDIATE RELEASE

Monro, Inc. Publishes Third Annual Environmental, Social, and Governance (ESG) Report

Publication features focus on teammate initiatives and energy efficiency.

ROCHESTER, NY – June 20, 2023 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, has released its third annual report dedicated to how environmental, social, and governance (ESG) factors are integrated into its corporate decision making and strategy. The publication, “2023 ESG Report,” covers efforts for fiscal year 2023.

The document highlights the actions Monro is taking every day to create an inclusive and thriving culture for its teammates, deliver world class service for its guests, positively impact the communities where it operates, and make sustainable decisions for the environment.

“We are proud of our accomplishments over the past year and optimistic for the years ahead as we continue to build lifetime relationships with our guests,” said Mike Broderick, Monro’s president and chief executive officer. “Incorporating meaningful ESG practices into our strategy and operations is fundamental to creating sustainable value for our stakeholders.”

The report addresses Monro’s recent progress and notable highlights:

•	Enhanced its teammates’ experience by digitizing workflow processes, introducing a new, formalized safety program, and increasing new hire training.

•	Significantly reduced the number of Monro-owned cars and delivery vehicles on the road as the company’s distribution strategy shifted to better meet guest needs.

•	Began participation in community solar projects, where offered.

•	Took initial steps in the execution of its community engagement strategy that promotes an overarching company approach, while embracing the unique needs of the diverse communities it serves.

•	Made corporate governance enhancements including refreshment on the Board of Directors with four new independent directors added since 2017.

Monro’s “2023 ESG Report” includes a mapping to certain metrics of the Sustainability Accounting Standards Board’s (SASB) Multiline & Specialty Retailers and Auto Parts industries.

The publication is available on Monro’s corporate website at https://corporate.monro.com/esg/default.aspx.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires, and parts installation to the most complex vehicle repairs. With a growing market share and a focus on sustainable growth, the company generated approximately $1.3 billion in sales in fiscal 2023, and it continues to expand its national presence through strategic acquisitions and the opening of newly constructed stores. Across approximately 1,300 stores and 9,000 service bays nationwide, Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit corporate.monro.com.

Source: Monro, Inc.

MNRO-Corp